Exhibit 16.1




March 5, 2007


Securities and Exchange Commission450 Fifth Street, N.W. Washington, DC  20549

Re:  Noble Roman's, Inc.

Dir Sir or Madam:

We have received a copy of the disclosures made by Noble Roman's, Inc. (the "Company") in its current report on Form 8-K filed with the Securities and Exchange Commission on February 28, 2007. We agree with the statements made by the Company in Item 4.01(a) of such Form 8-K relating to our resignation as the Company's principal independent accountants.


Very truly yours,

/s/ Larry E. Nunn & Associates, LLC

Larry E. Nunn & Associates, LLC